Exhibit 4.7

REASSIGNMENT OF CLASS A SUBORDINATED SURPLUS DEBENTURE

Pursuant to the Investment Agreement dated August 31, 2023, the undersigned Class A Surplus Note Debenture for $6,000,000 originally executed on June 15, 2022, between ClinchPoint Holdings and Cajun Underwriters Reciprocal Exchange is hereby reassigned to Safepoint Insurance Company.

No changes or amendments are being made to the underlying debenture other than Safepoint Insurance Company is now the holder of said debenture.

Duly executed signatures are contained in the Investment Agreement, which is attached hereto.

CLASS A SUBORDINATED SURPLUS DEBENTURE

This Subordinated Surplus Debenture executed this 15th day of June, 2022 by and between Cajun Underwriters Reciprocal Exchange, a Louisiana reciprocal insurance exchange (“Borrower”) and Clinchpoint Holdings, LLC, a South Dakota limited liability company (“Lender”), together referred to as “the parties”.

It is deemed to be in the best interest of Borrower to increase its surplus as to policyholders, enabling it to continue or expand to transact the business of insurance in accordance with the Louisiana Insurance Code (the “Code”) and requirements of the Louisiana Department (the “Department”) of Insurance. Lender hereby indicates its willingness to contribute to Borrower acceptable funds to accomplish the purpose as set forth in this Debenture, in the amount, on the terms, and subject to the conditions set forth herein.

Pursuant to and in compliance with the Code, approval of the Department has been obtained to this agreement, for such contribution to surplus, and a Board Resolution has been issued by the Board of Directors of Borrower, as evidenced by copy of resolution attached.

For and in consideration of the parties’ mutual agreements as set forth herein, Lender hereby makes a contribution to Borrower’s surplus of $6,000,000.00 and Borrower hereby accepts said contribution to surplus.

This Debenture is subject to the following terms and conditions:

1.

Amount. The contribution to surplus in the amount of $6,000,000.00 is made in the form of cash or cash equivalents. These assets have been be approved by the Department and found to be acceptable assets pursuant to Subpart B-1, Part III, Chapter 2 of the Code. Legal title to the contributed assets shall be registered in the name of Borrower.

2.

Interest Rate and Debenture Repayment. Said sum of money shall bear interest from the date of contribution at the rate of 8% per annum on the unpaid principal balance. Accrued interest shall be payable annually, commencing on July 1, 2023, and continuing on July 1 of each year thereafter, said repayment subject to first having been approved by the Department. The principal sum of this Debenture and any unpaid interest thereon shall be due and payable in full under this Debenture on December 31, 2042, subject to approval by the Department.

3.

Repayment and Limitations. Borrower shall not make any principal or interest payment in respect to this Debenture unless such payment is approved in advance by the Department. Principal payments will be made pari-passu to all investors of this Debenture class. Borrower shall not make any principal or interest payment in respect to this Debenture except out of surplus, excluding capital, and only if Borrower is in compliance with the Code. Payment of this Debenture will not be approved if such payment would cause Borrower to be in violation of any part of the Code. This Debenture shall not remain unpaid after such time as the original intent referenced above has been achieved or is no longer applicable unless approval for repayment of Debenture has not been granted by the Department.

4.

Financial Statement Disclosure. Said unpaid principal of this Debenture shall not form a part of the legal or statutory liabilities of Borrower. This amount shall be reported as surplus. Accrued and unpaid interest approved by the Department shall be reported as a legal and statutory liability of Borrower.

5.

Priority. In the event of reorganization, dissolution, 100% reinsurance or liquidation of Borrower after the retirement of all its outstanding obligations other than Subordinated Debentures, the holders of Subordinated Debentures remaining unpaid shall be entitled to preferential right in remaining assets of Borrower equal to the unpaid principal balance, plus accrued interest, before any distribution of such assets to shareholders or other owners pursuant to La. Stat. Ann.§ 22:2025.

6.

Subordination. This Debenture is subordinate to all subscriber policy claims, subordinate to claimant and beneficiary claims, and subordinate to all other classes of credits other than the Debenture holders.

7.	No modification or amendment may be made with respect to this Debenture without prior written approval of the Department.

8.	This Debenture contains the entire agreement between the above referenced parties. There are no other addendums or agreements with any other party which form a part of this contract.

This Debenture is transferable only by assignment on the books of Lender upon surrender of this Debenture properly assigned. The reissued Debenture must be submitted to the Commissioner of the Department and is subject to all the terms, conditions, and limitations herein contained.

Signature page follows

IN WITNESS WHEREOF, this Debenture has been executed and delivered as of the date first written above on behalf of the parties hereto by their respective officers duly authorized hereunto.

Attest:

CAJUN UNDERWRITERS RECIPROCAL EXCHANGE

____

By ______________________________
Print Name: David Flitman
Title: President & CEO

STATE OF FLORIDA
COUNTY OF HILLSBOROUGH

The foregoing instrument was acknowledged before me by David Flitman on behalf of [Borrower], this 15th day of June, 2022.

____
(Notary Public)

GABRIELLA GUTIERREZ
NOTARY PUBLIC
MY COMMISSION EXPIRES 1-12-2026
STATE OF FLORIDA
COMMISSION NUMBER HH 216122

Personally Known X OR Produced Identification ____

Type of Identification Produced ______________________________

Attest:

CLINCHPOINT HOLDINGS, LLC

____

By ______________________________
Print Name: Robert J. Arowood
Title: Member

STATE OF TENNESSEE
COUNTY OF ANDERSON

The foregoing instrument was acknowledged before me by Robert Arowood on behalf of [Lender], this 15th day of June, 2022.

____
(Notary Public)

Personally Known X OR Produced Identification ____

Type of Identification Produced

ANGELA M MORGAN
STATE OF TENNESSEE NOTARY PUBLIC
COUNTY OF ANDERSON
MY COMM. EXPIRES 05/26/2024

INVESTMENT AGREEMENT

BY AND BETWEEN

SAFEPOINT HOLDINGS, INC.

AND

CLINCHPOINT HOLDINGS, LLC

August 31, 2023

INVESTMENT AGREEMENT

This Investment Agreement (“Agreement”), dated as of August 31, 2023, is entered into by and between Safepoint Holdings, Inc., a corporation organized and existing under the laws of the State of Florida (“Safepoint” or the “Company) and Clinchpoint Holdings, LLC a limited liability company organized and existing under the laws of the State of South Dakota (“Clinchpoint” or Investor”) (collectively (“the Parties”).

WHEREAS, currently, Safepoint and Clinchpoint each have a fifty percent (50%) interest in Cajun Underwriters Holdings, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“CU Holdings”);

WHEREAS, Clinchpoint desires to invest in Safepoint by means of selling its fifty percent (50%) interest in CU Holdings to Safepoint and transferring its Class A Surplus Subordinated Debenture of Cajun Underwriters Reciprocal Exchange in the amount of six million dollars ($6,000,000) to Safepoint in exchange for a twenty percent (20%) interest in Safepoint;

NOW THEREFORE, in consideration of the foregoing recitals and of the mutual covenants, agreements, undertakings, representations and warranties contained herein, the parties hereby agree as follows:

ARTICLE 1. EXCHANGE OF INTERESTS

1.1. Transfer of Interests: Subject to the terms and conditions of this Agreement, Safepoint agrees to transfer and issue twenty percent (20%) of the fully diluted shares of Safepoint to Clinchpoint as reflected in Exhibit A to this Agreement.

ARTICLE 2. CONSIDERATION

2.1. Monetary Consideration: In addition to the exchange of interests described in Section 1, Clinchpoint agrees to transfer and convey its Class A Surplus Subordinated Debenture of Cajun Underwriters Reciprocal Exchange in the amount of six million dollars ($6,000,000) to Safepoint. A copy of the Debenture is attached as Exhibit B to this Agreement.

2.2. Board of Directors Representation.

(a)

Board Seats: As part of the consideration for the transfer of interests described in Section 1, Clinchpoint shall be entitled to appoint three (3) individuals to the Board of Directors of Safepoint and shall have the same rights and responsibilities of other board members.

(b)

Appointment Process: Clinchpoint shall have the right to nominate candidates for the three (3) board seats as outlined in Section 2.2(a). The nominees shall be subject to the approval of the board of directors of Safepoint in accordance with Safepoint’s bylaws and corporate governance practices.

(c)

Compensation. The appointed representatives of Clinchpoint shall be entitled to receive compensation for services rendered as a member of the Board. The compensation shall be an annual payment of $100,000 payable pursuant to Safepoint’s customary procedures for the payment of Board fees.

(d)

Term and Removal: The appointed representatives of Clinchpoint shall serve for a term as determined by the Bylaws of Safepoint. Clinchpoint shall have the right to remove and replace its appointed representatives withprior written notice to Safepoint.

(e)	Information Sharing. Safepoint shall provide Clinchpoint’s appointed representatives with relevant and necessary information to effectively perform their duties as board members.

(f)	Confidentiality and Fiduciary Duties: the appointed representatives of Clinchpoint shall adhere to the same confidentiality and fiduciary duties as other board members of Safepoint.

(g)	Regulatory Approval. All board appointments, equity interest transfers, and surplus note sale are subject to and contingent upon regulatory approval.

(h)

The parties agree to act in good faith to ensure the proper implementation of this clause, including but not limited to amending the articles of incorporation and the bylaws to incorporate Clinchpoint’s right to elect three (3) directors to the board of Safepoint.

2.3 Dividends. As part of the consideration for the transfer of interests, Safepoint agrees to distribute dividends to Clinchpoint as follows:

(a)	Exhibit C illustrates the Dividend Policy as agreed upon by Safepoint and ClinchPoint. The Policy will be ratified by the Board of Directors of Safepoint.

(b)	Dividends shall be payable pursuant to Safepoint’s Dividend Policy as implemented by the Board, attached as Exhibit C to this Agreement.

(d)

The parties agree to act in good faith to ensure the proper implementation of this clause, including but not limited to amending the articles of incorporation and bylaws to incorporate the Dividend Plan.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES

3.1. Safepoint’s Representations and Warranties: The Chief Executive Officer and Chief Financial Officer of Safepoint represent and warrant that they have no knowledge of any fraudulent activity, misrepresentations, or any other material adverse information related to the transaction.

3.2. Sophisticated Investor Acknowledgement: The parties hereto acknowledge and agree that each party is a sophisticated investor, knowledgeable and experienced in business matters, and fully capable of evaluating the risks and benefits of the transaction contemplated by this agreement. Each party hereby waives any right to assert a claim based on a lack of understanding or knowledge regarding the terms, conditions, or risks associated with the transaction.

3.3. Assumption of Risks: Each party acknowledges and accepts that they have conducted their own due diligence and investigation of the transaction, and that they are entering into this agreement with full understanding of the potential risks and rewards. Each party assumes the risk of any adverse consequences that may arise from the transaction.

3.4. No Reliance: Each party acknowledges that they have not relied upon any representations, warranties, or statements, whether written or oral, other than those expressly set forth in this agreement. No party shall have any claim against the other party based on any alleged misrepresentation or omission, except to the extent expressly provided for in this agreement.

ARTICLE 4. GOVERNING LAW AND JURISDICTION

4.1. Governing Law: this agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflict of law principles.

4.2. Jurisdiction: Any legal action or proceeding arising out of or relating to this agreement shall be subject to the exclusive jurisdiction of the courts of the State of Florida, and the parties hereby consent to the personal jurisdiction of such courts.

ARTICLE 5. REGULATORY APPROVAL

5.1. Regulatory Approval. This Agreement is subject to the condition that all required regulatory approvals and clearances, including but not limited to approvals from governmental authorities, including but not limited to the Florida Office of Insurance Regulation and the Louisiana Department of Insurance, and any other regulatory body, shall be obtained prior to the closing of the transaction. Each party shall use commercially reasonable efforts to promptly file all necessary applications, notifications, and submissions and cooperate in good faith to secure such approvals. In the event the required regulatory approval is not obtained, this Agreement shall be deemed terminated and neither party shall have any further liabilities or obligations hereunder.

ARTICLE 6. MISCELLANEOUS

6.1. Counterparts: This agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

6.2. Amendment: This agreement may not be amended or modified except in writing and signed by both parties.

6.3. Entire Agreement: This document constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings or agreements, whether oral or written.

The parties have executed this Investment Agreement as of the date first above written.

SAFEPOINT HOLDINGS, INC.

By:	/s/ David Flitman
Name:	David Flitman
Title:	President & CEO

By:	/s/ Steven Hoffman
Name:	Steven Hoffman
Title:	CFO

CLINCHPOINT HOLDINGS,LLC

By:	/s/ Robert J. Arowood
Name:	Robert J. Arowood
Title:	Member

By:	/s/ William M. Arowood
Name:	William M. Arowood
Title:	Member

By:	/s/ Timothy B. Chesson
Name:	Timothy B. Chesson
Title:	Member

EXHIBIT A

Common Stock Outstanding as of Date of Close:

Safepoint Holdings Ownership- Common Shares

Pro-forma 8/31/2023 Post Close

Shareholder	Shares	%	Status
ClinchPoint Holdings, LLC	254,159	20.0%	Vested
David Flitman	113,228	8.9%	vested
David Flitman	300,000	23.6%	Unvested

Total Flitman	413,228	32.5%
Steve Hoffman	30, 652	2.4%	vested
Steve Hoffman	125,000	9.8%	Unvested

Total Hoffman	155,652	12.2%
Nancy Baily	13,000	1.0%	vested
John Burns	13,000	1.0%	Vested
Don Rhomberg	7, 332	0.6%	vested
Wayne Matthews	4,000	0.3%	vested
3 Employees	41,425	3.3%	vested
24 Employees	369,000	29.0%	Unvested
Totals	1,270,796	100.0%

Note: David Flitman, Jennifer Cotugno and Steve Hoffman can vote the unvested shares as a committee. Once vested, voting right revert to the individual holders.

Total Unvested Shares	794,000	62.5%

CLASS A SUBORDINATED SURPLUS DEBENTURE

This Subordinated Surplus Debenture executed this 15th day of June, 2022 by and between Cajun Underwriters Reciprocal Exchange, a Louisiana reciprocal insurance exchange (“Borrower”) and Clinchpoint Holdings, LLC, a South Dakota limited liability company (“Lender”), together referred to as “the parties”.

It is deemed to be in the best interest of Borrower to increase its surplus as to policyholders, enabling it to continue or expand to transact the business of insurance in accordance with the Louisiana Insurance Code (the “Code”) and requirements of the Louisiana Department (the “Department”) of Insurance. Lender hereby indicates its willingness to contribute to Borrower acceptable funds to accomplish the purpose as set forth in this Debenture, in the amount, on the tenns, and subject to the conditions set forth herein.

Pursuant to and in compliance with the Code, approval of the Department has been obtained to this agreement, for such contribution to surplus, and a Board Resolution has been issued by the Board of Directors of Borrower, as evidenced by copy of resolution attached.

For and in consideration of the parties’ mutual agreements as set forth herein, Lender hereby makes a contribution to Borrower’s surplus of $6,000,000.00 and Borrower hereby accepts said contribution to surplus.

This Debenture is subject to the following tenns and conditions:

1.

Amount. The contribution to surplus in the amount of $6,000,000.00 is made in the form of cash or cash equivalents. These assets have been be approved by the Department and found to be acceptable assets pursuant to Subpart B-1, Part III, Chapter 2 of the Code. Legal title to the contributed assets shall be registered in the name of Borrower.

2.

Interest Rate and Debenture Repayment. Said sum of money shall bear interest from the date of contribution at the rate of 8% per annum on the unpaid principal balance. Accrued interest shall be payable annually, commencing on July 1, 2023, and continuing on July 1 of each year thereafter, said repayment subject to first having been approved by the Department. The principal sum of this Debenture and any unpaid interest thereon shall be due and payable in full under this Debenture on December 31, 2042, subject to approval by the Department.

3.

Repayment and Limitations. Borrower shall not make any principal or interest payment in respect to this Debenture unless such payment is approved in advance by the Department. Principal payments will be made pari-passu to all investors of this Debenture class. Borrower shall not make any principal or interest payment in respect to this Debenture except out of surplus, excluding capital, and only if Borrower is in compliance with the Code. Payment of this Debenture will not be approved if such payment would cause Borrower to be in violation of any part of the Code. This Debenture shall not remain unpaid after such time as the original intent referenced above has been achieved or is no longer applicable unless approval for repayment of Debenture has not been granted by the Department.

4.

Financial Statement Disclosure. Said unpaid principal of this Debenture shall not form a part of the legal or statutory liabilities of Borrower. This amount shall be reported as surplus. Accmed and unpaid interest approved by the Department shall be reported as a legal and statutory liability of Borrower.

5.

Priority. In the event of reorganization, dissolution, I 00% reinsurance or liquidation of Borrower after the retirement of all its outstanding obligations other than Subordinated Debentures, the holders of Subordinated Debentures remaining unpaid shall be entitled to preferential right in remaining assets of Borrower equal to the unpaid principal balance, plus accrued interest, before any distribution of such assets to shareholders or other owners pursuant to La. Stat. Ann.§ 22:2025.

6.

Subordination. This Debenture is subordinate to all subscriber policy claims, subordinate to claimant and beneficiary claims, and subordinate to all other classes of credits other than the Debenture holders.

7.	No modification or amendment may be made with respect to this Debenture without prior written approval of the Department.

8.	This Debenture contains the entire agreement between the above referenced parties. There are no other addendums or agreements with any other party which form a part of this contract.

This Debenture is transferable only by assignment on the books of Lender upon surrender of this Debenrure properly assigned. The reissued Debenture must be submitted to the Commissioner of the Department and is subject to all the terms, conditions, and limitations herein contained.

Signature page follows

IN WITNESS WHEREOF, this Debenture has been executed and delivered as of the date first written above on behalf of the parties hereto by their respective officers duly authorized hereunto.

Attest:

CAJUN UNDERWRITERS RECIPROCAL EXCHANGE

By ______________________

Print Name: David Flitman

Title: President & CEO

STATE OF FLORIDA

COUNTY OF HILLSBOROUGH

The foregoing instrument was acknowledged before me by David Flitman on behalf of [Borrower], this 15th day of June, 2022.

(Notary Public)

GABRIELLA GUTIERREZ NOTARY PUBLIC MY COMMISSION EXPIRES 1-12-2026 STATE OF FLORIDA COMMISSION NUMBER HH 216122

Personally Known X OR Produced Identification ____

Type of Identification Produced ______________________

Attest:

CLINCHPOINT HOLDINGS, LLC

By ______________________

Print Name: Robert J. Arowood

Title: Member

STATE OF TENNESSEE

COUNTY OF ANDERSON

The foregoing instrument was acknowledged before me by Robert Arowood on behalf of [Lender], this 15th day of June, 2022.

(Notary Public)

ANGELA M MORGAN STATE OF TENNESSEE NOTARY PUBLIC COUNTY OF ANDERSON MY COMM. EXPIRES 05/26/2024

Personally Known X OR Produced Identification ____

Type of Identification Produced

Safepoint Holdings, Inc. Dividend Policy

Payout Factor:	25%

Payout Base:	Consolidated GAAP Net Income

Payout Timing:	Immediately following Demotech and KBRA rating affirmation based on year-end financials filed March 1. Expectation would be April/May payout.

Payout Requirements:	Minimum Risk-Based Capital score for each carrier of 400% Affirmation of acceptable rating by Demotech and KBRA for each carrier

Policy Implementation:	Period begins immediately following the funding and formation of a Florida Reciprocal. For example, if the reciprocal is funded and licensed July 1, 2024, then this Dividend Policy would cover Net Income beginning 7/1/24. Payout on second half of 2024 would be made following rating affirmation early 2025. Thereafter policy covers full calendar years.

Dividend Recipients:	All common shareholders, including restricted shares.

This Dividend Policy is subject to any relevant provisions regarding dividend in the articles of incorporation and bylaws of Safepoint Holdings, Inc., as well as any applicable provisions of Florida law.